Exhibit 99.1

Response Biomedical Corp. Announces Conversion of Subscription Receipts

VANCOUVER, British Columbia – November 7, 2013 - Response Biomedical Corp. (“Response” or the “Company”) (TSX: RBM, OTCBB: RPBIF) is pleased to announce that shareholders of Response have approved the conversion of 1,273,117 subscription receipts (the “Subscription Receipts”) for gross proceeds of approximately $3.1 million. The Subscription Receipts were issued in connection with the Company’s previously announced brokered and non-brokered private placements (the “Offering”).

At the special meeting of shareholders held on November 7, 2013 (the “Meeting”), disinterested shareholders of Response approved the issuance of the Subscription Receipts on the terms described more fully in the Company’s October 17, 2013 information circular. The Company has provided notice to the subscription receipt agent that the escrow release conditions have been satisfied and as a result, the Subscription Receipts have been automatically converted (for no additional consideration) into 1,273,117 common shares of Response and 636,557 common share purchase warrants (each whole warrant, a “Warrant”). Each Warrant has a term of 36 months and an exercise price of $3.58.

In connection with the September 26, 2013 agency agreement and the brokered portion of the Offering, Response has paid Bloom Burton & Co. Inc. (the “Agent”) a cash commission of approximately $31,000 and has issued to the Agent 17,689 common share purchase warrants (the “Agent Warrants”). Each Agent Warrant is exercisable for one Common Share for a period of 24 months and has an exercise price of $2.45.

As a result of satisfying the escrow release conditions, the net proceeds (after paying the Agent’s commission and expenses as well as other related share issuance costs) of approximately $2.7 million from the issuance of the Subscription Receipts will be released to the Company within three business days. The Company intends to use the net proceeds of the Offering to fund research and development and operating expenses, and for general working capital purposes.

The securities described herein have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws, and accordingly, may not be offered or sold within the United States or to “U.S. Persons”, as such term is defined in Regulation S promulgated under the U.S Securities Act (“U.S. Persons”) except in compliance with the registration requirements of the U.S. Securities Act and applicable state securities requirements or pursuant to exemptions therefrom. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States or to U.S. Persons.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® Platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable laboratory quality results in minutes. The RAMP® Platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

More specifically, the RAMP® 200 is an advanced, multi-port version of Response’s single-port RAMP® Reader. It is ideally suited for small laboratories and can also be a less expensive solution for high throughput laboratories as it allows for the running of up to 36 individual tests per hour. Both the RAMP® Reader and RAMP® 200 devices utilize Response’s patented technology for providing lab quality test results within minutes. More information on the proprietary RAMP® Platform can be found at www.responsebio.com.

The Company has achieved CE Marking and 510(k) clearance for Response Infectious Disease and Response Cardiovascular tests on the RAMP® Platform and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding the intended use of the net proceeds of the Offering. These statements are only predictions based on the Company’s current expectations and projections about future events. Although the Company believes the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer
ir@responsebio.com